To Our Shareholders
Net Income attributable to common shares for the year ended December 31, 2024 was $8.3 million, $0.04 per diluted share, compared to $43.4 million, $0.23 per diluted share, for the previous year.
Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2024 was $447.1 million, $2.26 per diluted share, compared to $508.2 million, $2.61 per diluted share, for the previous year. This is detailed on page 5.
Funds from Operations, as Reported (apples-to-oranges including one-timers) for the year ended December 31, 2024 was $470.0 million, $2.37 per diluted share, compared to $503.8 million, $2.59 per diluted share, for the previous year. See page 5 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.
Net Operating Income (before depreciation, G&A, and interest), as detailed below, for the year ended December 31, 2024 was $1,099.8 million.
Here are our financial results presented in Net Operating Income format by business unit:

	Net Operating Income
($ IN MILLIONS)	% of 2024	2024	2023	2022
New York:
Office	65.5%	706.6	727.0	718.7
Retail	17.8%	191.4	188.6	205.7
Residential	2.2%	24.0	21.9	19.6
Alexander’s	3.7%	39.9	40.1	37.5
Total New York	89.2%	961.9	977.6	981.5

THE MART	4.8%	51.7	61.5	96.9
555 California Street	6.0%	65.0	82.9	65.7
	100.0%	1,078.6	1,122.0	1,144.1
Other		21.2	21.2	17.9
Total Net Operating Income		1,099.8	1,143.2	1,162.0
On a same store basis, our 2024 NOI decreased 6.8% compared to the prior year. This decrease includes the impact of certain one-timers including a $14 million tenant legal settlement received in 2023.

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations, and beliefs and are subject to numerous assumptions, risks, and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2024, a copy of which accompanies this letter or which can be viewed at www.vno.com. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this letter.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2024	2023
Funds from Operations, as Reported	470.0	503.8
Adjustments for certain items that impact FFO:
Gain on extinguishment of 280 Park Avenue mezzanine loan	(31.2)	—
Real Estate Fund	(0.2)	(14.4)
After-tax gain on sale of 220 Central Park South units	(13.1)	(12.0)
Credit loss on investment	—	8.3
Deferred tax liability - Farley	14.4	11.7
Other, including noncontrolling interests’ share of above adjustments	7.2	10.8
Total adjustments	(22.9)	4.4
Funds from Operations, as Adjusted	447.1	508.2
Funds from Operations, as Adjusted per share	2.26	2.61
Funds from Operations, as Adjusted, decreased in 2024 by $61.1 million, or $0.35 per share. Here is the detail:

	Increase/(Decrease)
($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Tenant related	(37.6)	(0.18)
Variable businesses	10.3	0.05
Tenant legal settlement in 2023	(14.1)	(0.06)
Net interest expense	(30.6)	(0.14)
Real estate tax expense - THE MART	(5.2)	(0.02)
Stock compensation	12.6	0.06
Other	3.5	(0.06)
Decrease in FFO, as Adjusted	(61.1)	(0.35)

Report Card
Since I have run Vornado from 1980, total shareholder return has been 12.5% per annum. Dividends have represented 2.9 percentage points of Vornado’s annual return.
The table below shows Vornado’s total return to shareholders compared to our New York-centric peers and the Office REIT index for various periods ending December 31, 2024, and for 2025 year-to-date(1):

	Vornado	NY REIT Peers	(2)	Office REIT Index
2025 YTD(1)	(21.5)%	(25.0)%		(19.1)%
One-year	51.3%	31.4%		21.5%
Two-year	110.6%	71.9%		24.0%
Five-year	(21.4)%	(19.2)%		(23.0)%
Ten-year	(26.7)%	(29.3)%		3.3%
Twenty-year (1999 - 2019)	569.9%	—		468.9%
In 2015 and 2017, shareholders received $30.50 per share in dividends from our Urban Edge ($11.88) and JBG SMITH ($18.62) spin-offs. The fact that these shares declined over time, as have all other office and retail shares, is another issue altogether.
Ten-Year Earnings Record
As is our custom, we present the table below that traces our ten-year record, both in absolute dollars and per share amounts:

($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	NOI(3)		FFO, As Adjusted
	Amount	% Change	Amount	% Change	Per Share
2024	1,099.8	4.0%	447.1	12.0%	2.26
2023	1,145.3	(0.3)%	508.2	(16.5)%	2.61
2022	1,148.5	11.8%	608.9	10.7%	3.15
2021	1,027.5	2.6%	549.9	9.8%	2.86
2020	1,001.1	(13.3)%	501.0	(24.1)%	2.62
2019	1,154.7	0.8%	660.5	(6.0)%	3.46
2018	1,145.4	— %	702.8	0.3%	3.68
2017	1,145.1	3.4%	701.0	4.3%	3.66
2016	1,107.7	3.4%	672.3	6.8%	3.53
2015	1,071.4	9.3%	629.7	24.1%	3.32

1    Calculated as of close of business April 4, 2025, two trading days after the tariff announcements which resulted in double digit declines.
2    Comprised of New York City-centric peers: SL Green, Empire State Realty Trust, and Paramount Group.
3    All years include only properties owned at the end of 2024.

Acquisitions/Dispositions
Here is a ten-year schedule of acquisitions and dispositions.

($ IN MILLIONS)	Number of Transactions	Net Acquisitions/ (Dispositions)	Acquisitions	Dispositions	Gain
2025 to date	1	(342.0)	—	342.0	76.0
2024	2	6.4	50.0	43.6	0.9
2023	7	(127.4)	20.0	147.4	36.5
2022	7	(409.3)	—	409.3	69.0
2021	6	262.6	397.0	134.4	7.9
2020	3	3.7	3.7	—	—
2019	7	(2,818.6)	67.1	2,885.7	1,384.1
2018	9	336.0	573.5	237.5	170.4
2017	9	(5,901.9)	145.7	6,047.6	5.1
2016	11	(875.1)	147.4	1,022.5	664.4
2015	25	(3,717.1)	955.8	4,672.9	316.7
	87	(13,582.7)	2,360.2	15,942.9	2,731.0
Over the ten-year period, our dispositions totaled $15.9 billion and we were a net seller or spinner of $13.6 billion.
2019 Dispositions include $2.665 billion for the Retail Joint Venture at a 4.5% cap rate, resulting in a gain of $1.205 billion.(4) 2017 Dispositions include $5.997 billion for the JBG SMITH spin-off and 2015 Dispositions include $3.700 billion for the Urban Edge Properties spin-off. No gain was recognized on these spin-offs.
The action here takes place on the 45th floor where our acquisitions/dispositions team resides. Thanks to Michael Franco, EVPs Michael Schnitt and Corporation Counsel Steven Borenstein, SVPs Cliff Broser, Brian Cantrell, Adam Green, and Tatiana Melamed.

4    The GAAP gain reported in our published financial statements was $2.571 billion, the difference being the step-up in basis to fair value of the retained portion of the assets. Much of this gain was reversed by impairment charges of $409.1 million in 2020 and $483.0 million in 2022.

Lease…Lease…Lease
The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platform is where the rubber meets the road, and leasing is the main event.
This year, total leasing was 3,438,000 square feet, an increase of 24% over last year. Our New York office leasing team won the gold medal leasing 2.7 million square feet (our third best ever). Average starting rents were a record-breaking $104 per square foot. For the year we leased 1.4 million square feet at over $100 per square foot rents.
As is our practice, we present below leasing and occupancy statistics for our businesses.

(SQUARE FEET IN THOUSANDS)	New York		THE MART	555 California Street
	Office	Retail

2024
Square feet leased	2,650	187	386	215
Initial Rent	104.49	160.01	52.88	102.80
GAAP Mark-to-Market	10.9%	37.0%	5.4%	16.8%
Cash Mark-to-Market	2.5%	8.3%	(2.8)%	(0.1)%
Number of transactions	96	25	55	6

2023
Square feet leased	2,133	299	337	10
Initial Rent	98.66	118.47	52.97	134.70
GAAP Mark-to-Market	6.2%	20.7%	(3.3)%	12.8%
Cash Mark-to-Market	(2.0)%	18.8%	(7.8)%	2.4%
Number of transactions	75	35	71	2

Occupancy Rate
	New York			THE MART	555 California Street
	Office	Retail	(5)
2024	88.8%	82.8%		80.1%	92.0%
2023	90.7%	88.1%		79.2%	94.5%
2022	91.9%	83.9%		81.6%	94.7%
2021	92.2%	91.4%		88.9%	93.8%
2020	93.4%	90.4%		89.5%	98.4%
2019	96.9%	93.8%		94.6%	99.8%
2018	97.2%	97.6%		94.7%	99.4%
2017	97.1%	96.8%		98.6%	94.2%
2016	96.3%	97.0%		98.9%	92.4%
2015	96.3%	97.3%		98.6%	93.3%
Thanks to our leasing captains: Glen Weiss and Haim Chera. Also thanks to the New York Office leasing machine: EVP Josh Glick, Edward Riguardi, Jared Silverman, Ryan Levy, Alex Bedell, Anthony Cugini, and Cooper Grossman; and for Retail: EVP Ed Hogan, Jason Morrison, and Jenniel Davis; to EVP Paul Heinen, who runs THE MART and leasing at 555 California Street, and Toni McIntosh, Byron Morton and Josh Kellerman at THE MART. Our thanks also to our in-house legal teams and their leaders, EVPs Pam Caruso and Elana Butler.

5    Excludes 257,000-square-foot Manhattan Mall for all periods presented.

Capital Markets
At year-end, we had $2.5 billion of immediate liquidity consisting of $950 million of cash and restricted cash and $1.5 billion available on our $2.2 billion revolving credit facilities. Today, we have $2.3 billion of immediate liquidity. We also have approximately $10 billion of unencumbered assets.
In 2023, the inflation-fighting Federal Reserve raised interest rates rapidly. Prior thereto, our capital markets volume averaged over $4 billion; this year it was $2.9 billion, up from $613 million in 2023.
In April, a joint venture, in which we have a 50% interest, amended and extended the $1.1 billion mortgage loan on 280 Park Avenue. The maturity date on the amended loan was extended to September 2026, with options to fully extend to September 2028, subject to certain conditions. The interest rate on the amended loan remains at SOFR plus 1.78%. In July, the joint venture swapped the interest rate to a fixed rate of 5.84% through September 2028. Additionally, in April, the joint venture amended and extended the $125 million mezzanine loan and subsequently repaid the loan for $62.5 million.
In April, we completed a $75 million refinancing of 435 Seventh Avenue, of which $37.5 million is recourse to the Operating Partnership. The interest-only loan bears a rate of SOFR plus 2.10% and matures in April 2028. The interest rate on the loan was swapped to a fixed rate of 6.96% through April 2026. The loan replaces the previous $95.7 million fully recourse loan, which bore interest at SOFR plus 1.41%.
In May, we extended one of our two unsecured revolving credit facilities to April 2029 (as fully extended). The new $915 million facility replaced the $1.25 billion facility that was due to mature in April 2026. The new facility currently bears interest at a rate of SOFR plus 1.20% with a facility fee of 25 basis points. Our other revolving credit facility ($1.25 billion) matures in December 2027 (as fully extended) and has an interest rate of SOFR plus 1.15% and a facility fee of 25 basis points.
In June, our Fifth Avenue and Times Square JV completed a $400 million refinancing of 640 Fifth Avenue. The non-recourse loan matures in July 2029, bears interest at a fixed rate of 7.47% and amortizes at $7 million per annum. The loan replaces the previous $500 million loan, which the joint venture paid down by $100 million. The previous loan was fully recourse to the Operating Partnership and bore interest at SOFR plus 1.11%.
In September, the $74.1 million non-recourse mortgage loan on 606 Broadway, in which we hold a 50% interest, matured and was not repaid, at which time the lender declared an event of default. The loan currently bears interest at a floating rate of SOFR plus 1.91% and provides for additional default interest of 3.00%.
In September, a joint venture, in which we have a 49.9% interest, modified the terms of the $625 million mortgage loan on 85 Tenth Avenue. Per the original loan agreement, the mortgage loan is comprised of a (i) $396 million 3.82% senior note, (ii) $129 million 5.20% mezzanine A note and (iii) $100 million 6.60% mezzanine B note. The modification provides for the interest payments due under the mezzanine notes to be deferred until the December 2026 loan maturity. The deferred amounts will not accrue additional interest. The cash available from the deferred interest payments will be used to fund leasing costs at the property. At loan maturity, if there is no event of default, 50% of the accrued mezzanine interest will be waived.
In September, Alexander’s, in which we own a 32.4% common equity interest, completed a $400 million refinancing of the office condominium portion of 731 Lexington Avenue, the Bloomberg LP headquarters building. The interest-only loan carries a fixed rate of 5.04% and matures in October 2028. The loan is prepayable with no penalty, beginning in October 2026. The loan replaces the previous $490 million loan on the office condominium, that bore interest at the Prime Rate (8%) and was scheduled to mature in October 2024.
Retail JV Preferred Equity
In January 2025, a portion of our $1.8 billion Retail JV preferred equity was redeemed for cash of $342 million from the UNIQLO sale and $410 million will be redeemed for cash from the pending 1535 Broadway financing, bringing the preferred equity balance to under $1.1 billion.
Farley, PENN 1, PENN 2 are Debt-Free
Several years ago when we began active development in THE PENN DISTRICT (Farley/Meta, PENN 1 and PENN 2), we loaded in over $2 billion in cash to prefund 100% of our development and construction costs. We didn’t know then how prescient that would be. So Farley/Meta, PENN 1, and PENN 2 are now finished and paid for. These three assets, aggregating 5.2 million square feet, are free and clear and unencumbered by debt… and that’s quite a feat.

Balance Sheet
Below is the right-hand side of our balance sheet, as well as calculations of net debt/EBITDA, at December 31, 2024, 2023 and 2022.

($ IN MILLIONS)	2024	2023	2022
Secured debt - nonrecourse	5,707	5,730	5,878
Unsecured debt - recourse	2,575	2,575	2,575
Share of non-consolidated debt - nonrecourse	2,478	2,654	2,697
Noncontrolling interests’ share of consolidated debt	(682)	(682)	(682)
Total debt	10,078	10,277	10,468
Cash	(1,041)	(1,413)	(1,783)
Net debt	9,037	8,864	8,685

EBITDA as adjusted	1,049	1,081	1,091

Net debt/EBITDA as adjusted	8.6 x	8.2 x	8.0 x
We expect net debt/EBITDA to improve by one turn as PENN 2 leases up.
In 2024, we entered into interest rate swaps on $863 million of debt comprised of $538 million at share on 280 Park Avenue, $250 million on PENN 11 and $75 million on 435 Seventh Avenue. As of March 31, 2025, the aggregate fair value of our interest rate hedges at share was $41 million.
At year end, fixed-rate debt, including the effect of interest rate swaps, accounted for 87% of debt with a weighted average interest rate of 4.5% and a weighted average term of 2.6 years. Floating-rate debt accounted for 13% of debt at a weighted average interest rate of 5.8% and a weighted average term of 1.6 years. Taking account of interest rate caps, 13% is reduced to 4%. While very helpful, our swaps and caps do not in most instances match the maturity dates of the loans and therefore provide only partial protection.
I would observe that there really is no protection against loans that mature into a rising interest rate market. And I further observe that the stock market marks to market, valuing at then-current interest rates, giving little or no value to lower-rate loans even if locked in for term. Debt hedges and resets-to-market have brought our interest expense to current market rates; most other companies are still publishing below-market interest expense.
Our balance sheet strategy is to rely primarily on project-level, nonrecourse debt – old-fashioned mortgages that are collateralized by assets we estimate to have an aggregate fair value of $9.3 billion (loan-to-value of 81%). We have approximately $10 billion of unencumbered real estate assets. Twenty-two percent of our debt is recourse.(6) Here is the detail of recourse debt:

($ IN THOUSANDS)	Amount	(7)	Maturity	Years to Maturity
Debt recourse to Vornado:
2.15% senior unsecured notes	400,000		6/26	1.4
Unsecured term loan	800,000		12/27	2.9
Unsecured revolving credit facility ($675 million available)	575,000		12/27	2.9
Unsecured revolving credit facility ($915 million available)	—		4/29	4.3
3.40% senior unsecured notes	350,000		6/31	6.4
	2,125,000			2.7
Our credit statistics have been negatively affected by COVID-related reductions in our income and higher interest rates.(8) This resulted in downgrades by S&P to BBB- for senior unsecured debt and BB+ for corporate credit rating, by Moody’s to Ba1 and by Fitch to BB+.
Vornado remains committed to maintaining its investment grade rating. We aim to raise our rating as our income reverts and improves, as we lease up PENN 2 and our occupancy climbs back to our historical 96%.
Special thanks to EVPs Jason Kirschner and Michael Schnitt, and SVPs Tatiana Melamed and Adam Green.

6    In addition, we guarantee four mortgage loans totaling $366 million ($225 million at share) of which $300 million ($159 million at share) is for purposes of protecting tax positions.
7    After the repayment in January 2025 of $450 million 3.5% senior unsecured notes.
8    All of our New York peers and most of the CBD office REITs are in the same boat.

Retail
Retail continues to strengthen from the bottom-fishing prices of yesterday. Tenant activity is robust with a solid pipeline of interest, particularly for our prime sites. While rents have not reached peak pricing of five years ago, retailers recognize the importance of being in New York and that continues to fuel the strength of this retail recovery. We expect activity and pricing to further accelerate from here.
I noted in last year’s letter that global luxury retailers Prada and Kering acquired prime, upper Fifth Avenue properties for their own use as stores. These deals averaged $900 million for a half-block front on upper Fifth Avenue. We take this mark very personally with our Retail Joint Venture (51.5% at share) owning four half blocks of similar AAA quality. We also own in that same joint venture the two best full blocks (so four half blocks) in Times Square. And we own the largest sign business in town, over half of which is in Times Square, in that same joint venture. All great assets where retailers are most focused.
In January 2025, we completed the sale to UNIQLO of a portion of its U.S. flagship store at 666 Fifth Avenue at a record price of $20,000 per square foot. The $342 million of net proceeds from the sale were used to partially redeem Vornado’s $390 million of preferred equity on this asset.
In another recent deal reinforcing the scarcity and value of the very highest quality retail on the world’s most famous shopping streets, in March 2025, it was announced that Norges Bank Investment Management acquired a 25% interest in London’s Covent Garden for £570 million at a 3.5% cap rate. That’s a good comp for our similar quality retail.
We own the Fuller Building on the northeast corner of 57th Street and Madison Avenue, sort of like the corner of main and main. Our retail here is occupied by LVMH’s Fendi Manhattan flagship. Directly across Madison Avenue is a construction shed protecting the soon-to-be LVMH Dior flagship, and it is massive. How much do you think the Dior flagship adjacency increases the value of our property? …A lot. By the way, we relocated Fendi to create the footprint of Dior… so we’re all friends, each helping the other.
The chart on page 8 shows Retail occupancy at 82.8%. The 17.2% vacancy includes 18,000 square feet in Times Square and 193,000 square feet in THE PENN DISTRICT of highly leasable space that we are very focused on. This should generate as much as $50 million of incremental NOI.
We are making more than our fair share of deals – a sampling is Fendi, Berluti, Sephora, Whole Foods, Wegmans, Canada Goose, Chase, Duane Reade, Blue Ribbon Sushi, Stefano Ricci, Five Below, DSW Shoes, Hollister, Lifetime Fitness, Avra Estiatorio, Five Iron Golf, T-Mobile, The Crane Club. And Manhattan’s first Primark is coming to THE PENN DISTRICT, which will be their U.S. flagship.
Individually, and collectively, we own great assets… a portfolio of 49 properties, 2.4 million square feet of flagship street retail concentrated on the best high streets. Please see www.vno.com for portfolio details and images. Here is the math for our retail business:

($ IN MILLIONS, EXCEPT PROPERTIES)	Number of Properties	NOI
		GAAP Basis	Cash Basis
2024	49	191.4	176.8
2023	50	188.6	180.9
2022	56	205.7	188.8
2021	60	173.4	160.8
2020	63	147.3	158.7
2019	62	273.2	267.7
For comparability, 2019 cash basis NOI of $267.7 million should be adjusted for the Retail Joint Venture, other sales and out-of-service assets taking our cash basis NOI, as adjusted, to $194 million.
Below, we break down our retail business by submarket:

	NOI
($ IN MILLIONS, EXCEPT %)	GAAP Basis		Cash Basis
	Amount	%	Amount	%
Fifth Avenue	64.9	33.9	59.8	33.8
Times Square	23.4	12.2	26.0	14.7
THE PENN DISTRICT	44.8	23.4	34.9	19.8
Midtown South	31.5	16.5	28.3	16.0
Madison Avenue	11.8	6.1	12.0	6.8
Other	15.0	7.9	15.8	8.9
Total	191.4	100.0	176.8	100.0

FENDI

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We are the largest owner in THE PENN DISTRICT with 9 million square feet. THE PENN DISTRICT’s time has come. THE PENN DISTRICT is different from our other office assets…it is a large interconnected multi-building campus, it is long-term and it is development focused (development and long-term are two of the dirtiest words in REITland). THE PENN DISTRICT is the highest growth opportunity in our portfolio.
The name “Penn” – as used in Penn Plaza, or even THE PENN DISTRICT – is a legacy that short-sells reality. I look upon our neighbors Hudson Yards and Manhattan West, and our PENN DISTRICT as a single submarket, call it the “New West Side of Manhattan.” This submarket has been the fastest grower in town, now comprising 36 million square feet, and has sites that over time will produce 20 million square feet of growth. There will always be Park Avenue but for an increasing array of occupiers, Manhattan is tilting to the south and to the west.
Our development plans for Farley, PENN 1 and PENN 2 were outlined in my letters to shareholders over the last years. Images, budgets, returns and delivery dates are on our website. These three large, exciting projects are now open. These three, aggregating 5.2 million square feet, constitute the debut of our vision for THE PENN DISTRICT. Here’s an update:
•The Moynihan Train Hall has won over the traveling public, as has our Moynihan Food Hall. Both the Train Hall and the Food Hall all have been universally acclaimed and are very busy.
•Vornado was a major principal in both the Moynihan Train Hall and LIRR concourse public/private partnerships.
•The doubling in width and doubling in height of the Long Island Rail Road concourse, the main corridor of Penn Station, to 60 feet wide and 18 feet high is complete. Anyone who thinks Penn Station cannot be turned into a world-class facility without moving Madison Square Garden (highly unlikely and backbreakingly expensive) should take a look at this grand concourse. We own the retail on both sides of the LIRR concourse.
•Rents at both the Train Hall and the Long Island Rail Road concourse continue to exceed budget, with 66 leases executed.
•At PENN 11, our major tenant has expanded to 460,000 square feet.
•At PENN 1, our grand new lobby and multi-floor amenity offerings are completed and open. Our amenities here are extensive (the largest amenity package in the City, by far) and unique, tailored to the demographic of our tenants’ workforce, are very busy and are receiving rave reviews from tenants and guests.
•At PENN 2, the two-block wide Bustle is complete, creating an architectural statement that befits our 1.8 million square foot office building and the main entrance to Penn Station and the main entrance to Madison Square Garden. The Bustle creates in front of PENN 2, combined with the 33rd Street promenade and the 33rd Street set-back at PENN 1, an expansive open public space which, I might say, is quite unique and impressive.
•The Perch at PENN 2 is now open. This unique rooftop pavilion and bar with sweeping views of Manhattan and the Hudson River (see page 17) is a great gathering and entertaining place for our tenants and their guests. We are adding this type of amenity with indoor and outdoor space, pre-function and food in multiple locations, such as 1290 Avenue of the Americas (see page 9).
•Just last week, we announced the signing of a 337,000 square foot lease at PENN 2 with Universal Music Group, the world's leading music company (Taylor Swift et al).
•Directly across Seventh Avenue, the Hotel Penn is down to ground, creating our quite spectacular PENN 15 site. And we have multiple other sites in THE PENN DISTRICT for future development.
•Our food and beverage strategy is to curate outstanding restaurants, fast casual, grab and go, coffee, and sweets offered by a mix of national and local operators at varying price points, to serve our tenants, neighbors, and the throngs of visitors to THE PENN DISTRICT. Avra Estiatorio, Blue Ribbon Sushi, Bar Primi, The Landing, The Dynamo Room (by Sunday in Brooklyn), Roberta’s, The Moynihan Food Hall, Jacob’s Pickles, YONO Sushi by BondST, Raising Cane’s, Shake Shack, Pret, Chick-Fil-A, Blue Bottle, Birch, Anita Gelato, Davey’s Ice Cream, Magnolia Bakery, Ladurée, Maison du Chocolat (the list goes on…) are now open or soon will be.
•On the seventh floor of PENN 1, our PENN DISTRICT experience center is open and busy with brokers and prospective tenants. This 14,000 square foot facility, complete with multiple scale models and floor-to-ceiling, wall-to-wall videos, vividly illustrates and brings to life our vision and plans for the buildings, restaurants, retail, amenities, and lifestyle and workstyle that THE PENN DISTRICT is now and will become.

Our first bold stroke in THE PENN DISTRICT was investing $2.5 billion in PENN 1, PENN 2, and Farley, which totally modernized those buildings and raised the bar in the entire city for amenities at scale and our hospitality strategy for today’s Class A Buildings. We raised market rents here from $50 to $100. I predict that with Manhattan West and Hudson Yards, our good neighbors to the west, achieving rents of over $150, so will we at THE PENN DISTRICT. Think about it, these 5 million square feet if increased by $50 will yield as much as an incremental $250 million per annum, to be achieved over time, basically to our bottom line – worth as much as $25 a share.
Lastly, I have a bone to pick with New York’s Fourth Estate who still characterize the Penn Station area as downtrodden. That’s old news. Everything is different now… very different.(9) Come look for yourself at what we have already accomplished at THE PENN DISTRICT – the Moynihan Train Hall, the LIRR Concourse, Meta at Farley (730,000 square feet), PENN 1 (2.6 million square feet), PENN 2 (1.8 million square feet), PENN 11 (1.1 million square feet), the two-block-long Bustle along Seventh Avenue, and expansive surrounding public spaces where we have laid 85,000 granite pavers and planted 200 trees to create a sense of place. All of this activity and our investment here have brought our neighborhood on par with our neighbors and the better office districts in the City.
Our PENN DISTRICT development team is led by Barry Langer with David Bellman, Judy Kessler, Alan Reagan, Sandy Reis, Nicole Dosso, Chris Sullivan, Andrew Hunt and Morgan Mann. Special shoutout and kudos to Glen Weiss and Barry Langer and to Josh Glick, Lisa Vogel, Jerald Kohrs and Brad Zizmor who have been the guiding lights in the creation of PENN 1 and PENN 2’s unique food, gathering and social spaces. And, thank you to Dan Shannon for his excellent and creative work on PENN 2.

9    This from the head of a prominent civic organization… “I love you also because what you have done to Penn Plaza is the best turnaround to happen to our city in years!”

COMMERCIAL OBSERVER
SPRING
STATE OF
OFFICE
Hosted at PENN 2
CUSHMAN & WAKEFIELD
VORNADO

PENN 2
2
PENN STATION
LOS TACOS No.1
Coca-Cola
PENN STATION

Raising Cane's
CHICKEN FINGERS
Exit
SHAKE SHACK
Raising Cane's
CHICKEN FINGERS

New York Office
Why New York?... The City That Never Sleeps
New York Class A Buildings Entering a Landlord’s Market
Work from home was a scare, but as we predicted, it would not last and is not lasting.(11) Most office workers have left their kitchen tables and are back to the office. Both employers and employees recognize the productivity, collaboration, creativity, and cultural benefits of working in the office together.(12)
And demand is building. Clients in New York are expanding, and we are seeing strong interest in the subset of higher-end, amenitized office space we offer. Availability in that subset of the market continues to evaporate reflecting the increasing demand and shortage of new supply coming to market.
Here’s the punchline…of the total 416 million square feet in New York, 236 million square feet are old, tired, obsolete, and well past their sell-by date. In the much smaller Class A Building market of 180 million square feet in which we compete, availability is 10.4% for Midtown versus 20.2% in the Not Class A Building market, with that availability evaporating very quickly. Add to that, that the cost of a new build tower in New York has just about doubled over the last six to seven years, and with cost of debt of say 7% to even 10%, new supply is frozen. There hasn’t been a major new building start by a developer in five years… and once started, delivery takes five to seven years. Taken together, this all creates a landlord’s market. We expect rents to rise aggressively, one might even say to spike... and, in fact, rents have already started to rise. So all good, very good. We at Vornado are very excited and look forward to the future. It’s a sure bet that New York office will be the contrarian winner in this cycle.

10    They are David Greenbaum and Glen Weiss, today two pillars of our management team.
11    In the “old news but still relevant” department, on an earnings call in 2023, in response to a question about hybrid work, I said, “I think you can assume Friday is dead forever … and Monday is touch and go.” In a prior letter, I asked “does anybody think a nine-hour, four-day workweek with three days off has legs?”
12    And it’s certainly much more fun to be gathered together rather than alone.

New York Office - continued
Development… An Internal Growth Engine
Our portfolio contains the following development projects. Note that the land sites for all these are already on balance sheet and paid for.
•350 Park Avenue, with Citadel as our anchor tenant and Ken Griffin as our 60% partner, has begun the development process to create a grand 1.8 million square foot HQ tower on the best site on Park Avenue;
•Completion of PENN 2, now in lease-up, which will generate over $125 million of incremental income over the next several years;
•PENN 15 (formerly Hotel Pennsylvania), the prime 80,000 square foot site on Seventh Avenue. This site is directly across from Madison Square Garden, is a block away from Macy’s, and is in the middle of the Penn Station/subway transportation complex;
•The 34th Street/Eighth Avenue land site where we will shortly begin a development of rental apartments;
•Multiple other sites in THE PENN DISTRICT, where we can build as much as an additional 10 million square feet;
•The Pier 94 Studio complex in partnership with Blackstone and Hudson Pacific Properties, the first ever purpose-built film and television sound stages in Manhattan;
•A residential tower at our 50%-owned Independence Plaza in Tribeca where our next-door neighbors are Citigroup and Goldman Sachs world headquarters
Office Buildings a.k.a. Capital Hogs vs. Apartments
There is no doubt, at least in New York, that apartment values have outperformed office. Let’s dig in.
•Apartment vs. office of the same size, say 500,000 square feet, would cost $400 million less to build. The yield as a percentage of dollars spent would be the same, about 6.5%.
•Apartments are more easily financed at higher LTVs than office, especially in the construction loan phase.
•Office requires anchor/credit tenant(s), a difficult, time-consuming process; apartments do not.
•Exit cap rates are consistently lower for apartments than office, creating higher values per dollar of income.
•And the big one… office requires, say, $300 per square foot of inducements (hence, capital hogs) as tenants turn over; apartments require merely a paint job, and then new appliances every ten years or so.
So why aren’t we building some apartments? A very good question.
There’s more to this story. New York’s apartment vacancy rate is 2.8%.(13) The next best cities in the country are in the 5%s, and cities like Atlanta, Austin, and Dallas have double-digit vacancy.(13) Those simple statistics say a lot… New York is head and shoulders above. People really want to live in New York. There is a major shortage of apartments in New York.

13    Source: CoStar Multifamily Market Report

Some Thoughts, 2024 Version
As I reread last year’s (2023) letter, much of the material is still relevant and timely and accordingly some is reprinted here.
Vornado’s Stock Price is Industry-Leading
Vornado’s stock price rose an industry-leading 48.8% in 2024 after rising 35.8% in 2023 (neck and neck with our friends at also New York-centric SL Green). Our stock price tells me that investors recognize that New York is the premier office market in the country, that our platform, management team, and franchise are outstanding and best in class as are our office and street retail assets and that THE PENN DISTRICT is a huge and unique asset and growth engine.

	Stock Price Increase (Decrease)
	YTD 2025	(14)	2024	2023
Vornado Realty Trust	(21.5)%		48.8%	35.8%
SL Green	(25.5) %		50.4%	34.0%
Empire State Realty Trust	(30.1) %		6.5%	43.8%
Paramount Group	(19.2)%		(4.4)%	(13.0)%
I observe that this office cycle is a bit strange and really very different. New York is thriving but virtually every other city in the country is struggling with soft or no demand. And this is reflected in the share prices of office companies nationwide.
We are in the multi-tenant office business. On average, we re-rent, say, 10% of our space yearly, call it two million square feet. The tenant inducement capex the market now demands to re-rent that space might be as much as $300 per square foot ($150 per square foot of TIs and a like amount of free rent), which amortized over a ten-year lease at 6% is $40.76 per annum. This is a killer.
One theme we do think will continue is a heightened focus on the quality of the landlord. Many landlords, particularly private ones, are struggling with high leverage, which may limit their ability to invest capital in their buildings or, in some cases, even retain their assets. Tenants and their brokers will shun these buildings. Strong, well capitalized landlords like Vornado will benefit.
Replacement cost for New York office buildings is rising aggressively. Replacement cost has always been a leading indicator, foretelling that the existing stock of office buildings will be increasing in value.
In the history of New York real estate, all great landlord bull markets followed a period of constrained supply, and here we are. Capital markets are now making it almost impossible to build new.
The market is demanding highest quality, heavily amenitized, transportation-based space. Our portfolio fits the bill: THE PENN DISTRICT (Farley, PENN 1, PENN 2, PENN 11), 770 Broadway, 1290 Avenue of the Americas, 280 Park Avenue, 555 California Street, THE MART, future development sites 350 Park Avenue and PENN 15, to name a few.
A senior leader on the grand, new JP Morgan Chase headquarters project recently opined that if the top floor were available, it would command $400. Now that’s a whole new ballgame. Be that as it may, the fact is that occupiers are paying up for new and Class A Buildings.
We are clear-eyed and realistic about the near-term financing market challenges. It is not pretty when 3% debt rolls over to 7%, or even up to 10%. We will certainly have a few workouts to deal with over the next couple of years, but that goes with the territory. Lenders and borrowers are now playing patty cake, extending a bad loan for a couple of years and/or A/B structures that really accomplish nothing. The big fix and endgame for overleveraged properties is yet to come.
It goes without saying but I must say it again, there are no sacred cows in our portfolio. That statement includes assets such as THE MART, 555 California Street, some but not every of our New York office assets, and even our retail. Recently, we had a short dialogue responding to an incoming on 555 California and are in relatively constant dialogue on this retail asset or that. Nothing is sacred, all in our relentless pursuit of increasing shareholder value.

14    Calculated as of close of business April 4, 2025, two trading days after the tariff announcements which resulted in double digit declines.

Dividends
We continue to be rigorous with cash management. For 2024, we paid a single $0.74 per share dividend in December of $154 million in cash. We expect to carry over to next year this same dividend policy of a single dividend payable at year end based upon known facts, actual taxable income, including asset sales, etc. This strategy has been understood and endorsed by our major shareholders. I do expect that as conditions normalize, so will our dividend.
A few facts for context: In 2022, our dividend was $2.12 per share, or $435 million, in cash. Over the past ten years we have paid $5.1 billion in regular dividends and another $400 million in special dividends and another $6 billion in spin-off dividends. An analyst characterized REIT dividends as sacred, and I agree… well, I sort of agree.
Buybacks
As most of you know, I have resisted buybacks for years and years, resisted copy-catting and resisted the pounding from analysts to “close the NAV gap.” I believe my resistance was logical and fact based and proven correct by the market. In April 2023, when our stock sold off into the teens, seeing a unique opportunity, our Board authorized a $200 million share buyback program (a toe in the water). To date, we have repurchased 2,024,495 common shares for $29,143,000, an average price per share of $14.40. As the stock reached $20, I stopped buying… my bad.(15)
220 Central Park South
After years of proudly commanding a full page and hero picture in this letter, 220 Central Park South, basically completed, now gets this short paragraph. Sales to date have totaled $3.294 billion. We are 99% sold with, I guesstimate, $25 million still to come from the couple of remaining units. As an indicator of the singular success of this product, resale prices are up, and up substantially, and I believe 220 to be the only recent development where resale prices have increased.
With 220 CPS, we are the undisputed heavyweight champion. We have the dominant franchise in luxury condominiums and get frequent calls to participate in new projects. There are now half a dozen new condo projects either started or about to start within a three-block radius of 57th Street and Fifth Avenue, the center of the Plaza District. I am wary.
JBG SMITH
JBG SMITH was born in 2017, eight years ago, in a spin-merge transaction with Vornado spinning our Washington, DC office business (acquired from Bob Smith and Bob Kogod in 2002) and simultaneously merging with local sharpshooter JBG. JBG was the only Washington player who really believed in Crystal City, our large office and apartment complex on the shores of the Potomac River.
The spin-off was at $37 per share – on a 2:1 basis, so about $18 per Vornado share. JBG’s Matt Kelly(16) was CEO and I was founding Chairman.(17) The business plan was to raze the, say, 50-year-old buildings(18) to develop apartments, taking advantage of zoning which we had just completed to allow for one and a half times rebuild for a teardown. Matt’s done a fine job with kudos for Amazon HQ2, selling $1.3 billion of old office buildings, building 3,350 new apartment units, and for buying back 40% of the shares at $19.70. But in the end, the numbers speak and the shares have gone from $37 at issue to $15 today, eight years later. I have gotten incoming calls from some who believe JBG SMITH is the most underpriced real estate company out there. On the other hand, JBG SMITH is now the fifth-highest short in REITland. For the moment, enough said.

15    I should have sold the farm and backed up the truck.
16    A Dartmouth man.
17    It could be said that I was the father of JBG SMITH. I was forced to resign in 2021 when ISS determined that I was overboarded, on two boards where I was CEO and two boards of Vornado spin-offs. Pretty stupid.
18    50-year-old buildings become 60-year-old buildings very quickly.

What’s going on here? And nobody seems to care. The federal debt is now $36 trillion, up from $20 trillion just eight years ago. What’s more – annual deficits are running close to $2 trillion and the national debt is projected to be $47 trillion by 2030.(19)(20)
The heavily populated northern, blue cities – what I call the northern crown of America – Washington, Philadelphia, New York, Chicago, Seattle, Portland, San Francisco, and Los Angeles are all indulging runaway budgets and increasing taxes.
There is a natural competition between high-tax, densely populated urban centers and low-tax/no-tax, generally warm weather, business welcoming states. Take a hard look at these numbers:(21)

	New York	Florida	Texas
Population (in thousands)	19,867	23,372	31,290
Expenditures (in millions)(22)	236,775	116,500	160,650
Expenditures per capita	11,918	4,985	5,134
In the this will never happen… but it should department, the first governor of a northern, densely populated, urban state who recognizes all this and reduces expenses and taxes will be lionized.
I again question the wisdom of the New York State estate tax. I repeat here what I have said before:
In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 2%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in less than three quarters of one percent of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, and New Jersey repealed its estate tax in 2018. But nobody is listening and that’s a shame.
Here’s an idea for the powers that be: repeal the scaffold law which will save 5% on every construction project (public or private) in the state. New York is the only state in the nation with such a law and, as a result, New York’s insurance costs 8% vs. 3% in New Jersey. This should be an easy one.
Years ago, on a trip to London (a city as dense as New York), I was surprised to see tower cranes all over. I learned that in London they give density bonuses as incentives to tear down and rebuild buildings that are over 25 years old, thereby ensuring a refreshed, state-of-the-art, competitive stock of office buildings. In previous letters, I suggested that we in New York should do the same thing. While I take only a little credit for this, Amanda Burden, then City Planning Chair, Dan Garodnick, then District Counselman, and super broker Mary Ann Tighe, then REBNY President, initiated a Midtown up-zoning project to accomplish these objectives. This was ably shaped and pushed over the finish line by Alicia Glen, then Deputy Mayor for Economic Development. Kudos to them… and it’s working.

19    Source: Congressional Budget Office for all amounts
20    See article by Niall Ferguson, Debt Has Always Been the Ruin of Great Powers, The Wall Street Journal, February 22, 2025, Review Section, page 1.
21    Source: U.S. Census Bureau for population amounts and state websites for budgeted expenditures
22    It’s interesting to note that the proposed budget for New York is up 6.0%, for Florida is down 2.5%, and for Texas is up 4.6%.

Sustainability
Our Board and senior management are proud of Vornado’s continued national leadership in sustainability, leveraging data to operate our buildings efficiently, creating healthy and engaging workplaces for our tenants and their employees, and working with partners to improve the communities in which we operate. We continue to build upon our Vision 2030 and Science Based Target commitment through our robust sustainability program. Our complete plan can be found on our website at www.vno.com/sustainability.
Key achievements include:
•Became the first major real estate owner, operator and developer in the U.S. to achieve 100% LEED® certification across our entire portfolio of in-service buildings;
•Continued to procure 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs are sourced from hydroelectric, solar and wind facilities located in the States of New York, California and across the USA;
•Achieved a 41% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline. This year alone, we reduced our electric consumption by more than 4.7 million kWh through data driven operational optimization;
•Reached a 59% waste diversion rate across our in-service office portfolio, making significant progress towards our long- term target of 75%;
•Provided educational and technical assistance to more than 14.5 million SF of our tenants, to align our goals with our tenants, and to help them build and operate healthier and more efficient workplaces that increase employee satisfaction and reduce occupancy costs;
•Recognized for various achievements in sustainability for our continued industry leadership including (i) the inaugural Nareit Impact at Scale Award for setting a new standard for the modern, sustainable workplace through our transformation of THE PENN DISTRICT, (ii) Energy Star Partner of the Year with Sustained Excellence for the 9th year and (iii) ranked in the top 3% of our peers for Office REITs and maintained our Green Star distinction for the 12th year as well as the 5-star rating in Global Real Estate Sustainability Benchmark (GRESB);
•Issued an updated Climate-Related Disclosure Index Report, in line with the Taskforce on Climate-related Financial Disclosure (TCFD) that we committed to in 2019
We continue using data to measure progress against our goals, align our goals with our tenants, plan for our longer-term projects and engage with our stakeholders in meaningful ways. This past year we focused on operational optimization and how data can improve the performance of our buildings, benefiting our tenants, our shareholders, and our building teams. We are proud of the savings that we saw across our portfolio as occupancy recovered.
We constantly seek to enhance the health and well-being of our best-in-class employees with continuing education and career development. Through our Vornado Volunteers program, our employees supported local organizations including 9/11 Day, Breaking Ground, the Central Park Conservancy and Project Cicero. We expanded WorkLife, Vornado’s amenity ecosystem that allows our tenants, employees, and communities to focus on work and self-care, into Chicago and San Francisco.
Our Board, and particularly our Corporate Governance and Nominating Committee, is assigned with oversight of sustainability, which includes climate change risk. Our discussion of corporate governance is included in our proxy statement, which can be viewed at www.vno.com/proxy and the governance section of our website at www.vno.com/governance. Our sustainability narrative is told with transparency and supported by data. All can be found at www.vno.com/sustainability. Thanks to SVP Lauren Moss and her team, who lead our sustainability efforts, as well as our operations team for their outstanding results.

A shoutout and thank you to our very talented, hard-working Vornado family in New York, Paramus, Chicago and San Francisco, in leasing, development, the 45th floor, Paramus, operations, and BMS all of whom are A+, head of the class.
We continually broaden our leadership team through promotions from within our Company. Congratulations to Jared Silverman and Jose Meneses, promoted to Senior Vice President, and to Andrew Del Priore, George Toth, Damon Lewis, and Daniel Martinez, promoted to Vice President.
Special thanks to Samantha Benvenuto and Steven Borenstein, who lead our human capital and governance efforts.
And thank you to Wendi, Rich, and Jose.
Shoutout and thank you to Mike Doherty, a very talented and seasoned manager, who has run and grown (tripled sales and earnings) our BMS cleaning and security business for 22 years. BMS is a big business with 2,300 associates and 3,600 clients. Mike is the real McCoy and he has our thanks.
Our operating platform heads are the best in the business. I pay my respects to my partners, Michael Franco, Glen Weiss, Barry Langer, Haim Chera and Tom Sanelli; and to David Greenbaum and Joe Macnow, my long-time partners who are now part-timers. Our exceptional 15 Division Executive Vice Presidents deserve special recognition and our thanks. Thank you as well to our very talented and hardworking 29 Senior Vice Presidents and 58 Vice Presidents who make the trains run on time, every day.
Our Vornado Family has grown with 7 marriages and 11 births this year, 7 girls and 4 boys.
On behalf of Vornado’s Board, senior management and 2,996 associates, we thank our shareholders, analysts, and other stakeholders for their continued support.
Steven Roth
Chairman and CEO
April 4, 2025
Again, this year, I offer to assist shareholders with tickets to my wife’s production of The Picture of Dorian Grey starring Sarah Snook (Succession). Please call if I can be of help

Below is a reconciliation of net income (loss) to NOI, as adjusted (properties owned at the end of 2024):

($ IN MILLIONS)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015
Net income (loss)	20.1	32.9	(382.6)	207.5	(461.8)	3,334.3	422.6	264.1	982.0	859.4
Our share of (income) loss from partially owned entities	(112.4)	(38.7)	461.3	(130.5)	329.1	(78.9)	(9.1)	(15.2)	(168.9)	9.9
Interest and other investment (income) loss, net	(46.0)	(43.3)	(23.5)	(15.7)	231.8	82.3	72.1	(41.0)	(6.0)	(101.3)
Net gains on disposition of assets	(16.0)	(71.2)	(100.6)	(50.8)	(381.3)	(845.5)	(246.0)	(0.5)	(160.4)	(149.4)
Net gain on transfer to Fifth Ave. and Times Square JV	—	—	—	—	—	(2,571.1)	—	—	—	—
Purchase price fair value adjustment	—	—	—	—	—	—	(44.1)	—	—	—
(Income) loss from discontinued operations	—	—	—	—	—	—	(0.6)	13.2	(404.9)	(223.5)
NOI attributable to noncontrolling interests	(39.4)	(48.6)	(70.0)	(69.4)	(72.8)	(69.3)	(71.2)	(65.3)	(66.2)	(64.9)
Depreciation, amortization expense and income taxes	470.2	463.5	526.2	401.9	436.3	522.6	484.2	470.4	428.2	294.8
General and administrative expense	148.5	162.9	133.7	134.6	181.5	169.9	141.9	159.0	149.6	149.3
Acquisition and transaction related costs	5.3	50.7	31.7	13.8	174.0	106.5	31.3	1.8	9.4	12.5
Our share of NOI from partially owned entities	279.2	285.8	306.0	310.9	306.5	322.4	253.6	269.2	271.1	245.8
Interest and debt expense	390.3	349.2	279.8	231.1	229.3	286.6	347.9	345.6	330.2	309.3
NOI	1,099.8	1,143.2	1,162.0	1,033.4	972.6	1,259.8	1,382.6	1,401.3	1,364.1	1,341.9
Certain items that impact NOI	—	2.1	(13.5)	(5.9)	28.5	(105.1)	(237.2)	(256.2)	(256.4)	(270.5)
NOI, as adjusted (properties owned at the end of 2023)	1,099.8	1,145.3	1,148.5	1,027.5	1,001.1	1,154.7	1,145.4	1,145.1	1,107.7	1,071.4
Below is a reconciliation of net income (loss) to FFO and FFO, as adjusted:

($ IN MILLIONS)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015
Net income (loss) attributable to Vornado	70.4	105.5	(346.5)	176.0	(297.0)	3,147.9	449.9	227.4	906.9	760.4
Preferred share dividends and issuance costs	(62.1)	(62.1)	(62.1)	(74.9)	(51.7)	(50.1)	(65.1)	(65.4)	(83.3)	(80.6)
Net income (loss) applicable to common shares	8.3	43.4	(408.6)	101.1	(348.7)	3,097.8	384.8	162.0	823.6	679.8
Depreciation and amortization of real property	399.7	385.6	456.9	373.8	368.6	389.0	413.1	468.0	531.6	514.1
Net gains on sale of real estate	(0.9)	(53.3)	(58.7)	—	—	(178.7)	(158.1)	(3.5)	(177.0)	(289.1)
Real estate impairment losses	—	22.8	19.1	7.9	236.3	32.0	12.0	—	160.7	0.3
Decrease in fair value of marketable securities	—	—	—	—	4.9	5.5	26.5	—	—	—
Net gain on transfer to Fifth Avenue and Times Square JV	—	—	—	—	—	(2,559.1)	—	—	—	—
Net gain from sale of Urban Edge shares	—	—	—	—	—	(62.4)	—	—	—	—
After tax purchase price fair value adjustment	—	—	—	—	—	—	(27.3)	—	—	—
Partially-owned entities adjustments:
Depreciation of real property	101.2	108.1	130.6	139.2	156.6	134.7	101.6	137.0	154.8	144.0
Net gains on sale of real estate	—	(16.5)	(0.2)	(15.7)	—	—	(4.0)	(17.8)	(2.9)	(4.5)
Real estate impairment losses	—	50.5	576.4	—	409.1	—	—	7.7	6.3	16.8
(Increase) decrease in fair value of marketable securities	—	—	—	(1.1)	2.8	2.9	3.9	—	—	—
Noncontrolling interests’ share adjustments	(39.8)	(38.4)	(77.9)	(34.1)	(79.1)	141.7	(22.8)	(36.7)	(41.1)	(22.4)
Preferred share dividends	1.5	1.6	1.3	—	—	—	—	1.1	1.6	—
FFO	470.0	503.8	638.9	571.1	750.5	1,003.4	729.7	717.8	1,457.6	1,039.0
Certain items that impact FFO	(22.9)	4.4	(30.0)	(21.2)	(249.5)	(342.9)	(26.9)	(16.8)	(785.3)	(409.3)
FFO, as adjusted	447.1	508.2	608.9	549.9	501.0	660.5	702.8	701.0	672.3	629.7
Below is a reconciliation of net income (loss) to EBITDA, as adjusted:

($ IN MILLIONS)	2024	2023	2022
Net income (loss) (before noncontrolling interests)	20.1	32.9	(382.6)
Less: net loss attributable to noncontrolling interests
in consolidated subsidiaries	51.1	76.0	5.7
Net income (loss) attributable to the Operating Partnership	71.2	108.9	(376.9)
Interest and debt expense	458.1	458.4	362.3
Depreciation and amortization	507.2	499.4	593.3
Net gain on sale of real estate	(0.9)	(73.0)	(58.9)
Impairment losses on real estate	—	73.3	595.5
Income tax expense	23.5	30.5	23.4
EBITDA	1,059.1	1,097.5	1,138.7
Gain on sale of 220 Central Park South units	(15.2)	(14.1)	(41.9)
Net gains on disposition of assets	—	(1.0)	(17.4)
Hotel Pennsylvania, Real Estate Fund and other	5.4	(1.1)	11.2
EBITDA, as adjusted	1,049.3	1,081.3	1,090.6